                                                                     Exhibit 5.1

Wilmer, Cutler & Pickering
2445 M Street, N.W.
Washington, D.C. 20037-1420
Telephone (202) 663-6000
Facsimile (202) 663-6363



May 6, 1999



Freedom Securities Corporation
One Beacon Street
Boston, Massachusetts 02108


     Re: FREEDOM SECURITIES CORPORATION REGISTRATION STATEMENT ON FORM S-3

Dear Ladies and Gentlemen:

     We have acted as counsel to Freedom Securities Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 described herein (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of common stock of the Company, par value $0.01 per share, issued in connection with the purchase by the Company's wholly-owned subsidiary, Sutro & Co. Incorporated, of substantially all of the assets of Charter Investment Group, Inc. (the "Shares"), or issuable pursuant to earn-out provisions set forth in the acquisition agreement related to such purchase (the "Earn-Out Shares"). The purchase was effected pursuant to the Agreement and Plan of Reorganization dated February 1, 1999 by and among Charter Investment Group, Inc., the Company, Sutro & Co. Incorporated and the Shareholders of Charter Investment Group, Inc. named therein (the "Acquisition Agreement"). For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Shares and the Earn-Out Shares have been lawfully and duly authorized; (ii) the Shares have been validly issued, and are fully paid and nonassessable; and (iii) the Earn-Out Shares, if and when issued in accordance with the earn-out provisions set forth in the Acquisition Agreement, will be validly issued, fully paid and nonassessable.


     This opinion is limited to the laws of the United States and the general corporate law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                   Sincerely,

                                   WILMER, CUTLER & PICKERING


                                   By: /s/ Meredith B. Cross
                                        Meredith B. Cross, a partner

Freedom Securities Corporation
May 6, 1999
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